Exhibit 99.2
UNAUDITED CONDENSED PRO FORMA FINANCIAL DATA
($ in thousands)
On January 25, 2008, the Company’s Metalico Cat Con, Inc. (“Metalico Cat Con”) subsidiary closed a purchase of substantially all of the operating assets of American Cat Con Holdings, LLC (“ACC Texas”) and American Cat Con, LLC (“ACC Mississippi”) (collectively “ACC”) used by ACC in its business. ACC, recovers platinum group metals from scrap ceramic and metallic substrate automotive catalytic converters.
The aggregate purchase price including a payment for inventory in excess of a predetermined amount was approximately $33,161 comprised of cash in the amount of $25,301, a $3,860 note payable to the seller and 500,000 shares of Metalico common stock valued at $4,000. Metalico Cat Con will also make an annual payment of additional purchase price to ACC Texas for the years 2008, 2009, 2010, and 2011 if the acquired assets perform over a predetermined income level during such periods. The acquisition was financed with a $17,150 term loan maturing in six years with the balance of the purchase price paid with our existing credit facility. The term loan bears interest at (a) (i) the greater of 7.5% per annum and the “Reference Rate” (a rate determined by reference to the prime rate) plus (ii) 3.5% or (b) at the Company’s election, the current LIBOR rate plus 6.5%. Our existing credit facility bears interest at the “Base Rate” (a rate determined by reference to the prime rate) plus .25% or, at our election, the current LIBOR rate plus 2%.
The acquisition is accounted for under the purchase method of accounting. Accordingly, the amount of the consideration paid is allocated to assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The excess of such consideration paid over the estimated fair value of the assets and liabilities has been preliminarily allocated to goodwill and certain identifiable intangible assets (which include supplier lists) with an estimated weighted average life of 10 years. The allocation to goodwill and other intangibles may be adjusted for certain other identifiable intangible assets with estimated weighted average lives of seven to ten years. The purchase price allocation will be adjusted upon completion of the final valuation study and may differ materially from the information presented herein.
The following unaudited pro forma condensed consolidated financial statements and the notes thereto present our financial position and results of operation giving effect to the ACC Acquisition, as described in more detail below. These financial statements and related notes should be read in conjunction with other financial information, including the audited financial statements of Metalico and the notes thereto, as well as the audited financial statements of ACC and the notes thereto, included elsewhere herein. The unaudited pro forma condensed consolidated statements of income give effect to the acquisition as if such transaction had occurred on January 1, 2007. The unaudited pro forma condensed consolidated balance sheet gives effect to such transaction as if it had occurred on December 31, 2007. The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the ACC acquisition had been consummated at the beginning of the period presented, nor are they necessarily indicative of our future operating results. The unaudited pro forma condensed consolidated financial statements do not give effect to any cost savings or integration benefits which may result from the acquisition.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
For the year ended December 31, 2007
($ in thousands, except per share information)
(Unaudited)

	Metalico, Inc. and		Pro Forma		Pro Forma
	subsidiaries	ACC	Adjustments		Consolidated
Revenue	$334,213	$122,244	$—		$456,457

Costs and expenses
Operating expenses	278,256	111,162	—		389,418
Selling, general and administrative expenses	20,315	1,240	272	(a)(d)	21,827
Depreciation and amortization	6,279	182	385	(b)(f)	6,846

	304,850	112,584	657		418,091

Operating income	29,363	9,660	(657)		38,366

Financial and other income (expense)
Interest expense	(5,883)	(320)	(2,760	)(c)	(8,963)
Other	509	11	—		520

	(5,374)	(309)	(2,760)		(8,443)

Income from continuing operations before income taxes and minority interest	23,989	9,351	(3,417)		29,923

Provision for federal and state income taxes	8,675	—	2,195	(e)	10,870

Income from continuing operations before minority interest	15,314	9,351	(5,612)		19,053

Minority interest	357	—	—		357

Income from continuing operations	$15,671	$9,351	$(5,612)		$19,410

Earnings per common share:
Basic:
Income from continuing operations	$0.54				$0.66

Diluted:
Income from continuing operations	$0.53				$0.65

Weighted average common shares outstanding
Basic	29,004,254		500,000		29,504,254

Diluted	29,338,751		500,000		29,838,751

(a)	-	To reduce compensation of former shareholder and ACC President ($325) to base salary and guaranteed bonus ($175 per year plus $75 bonus) reflecting employment agreement with ACC general manager to be entered into in connection with the acquisition for a net adjustment of $75.

(b)	-	To adjust depreciation expense $7 to reflect new estimated lives of property and equipment acquired due to an increase of $782 in depreciable assets over an average life of 3 to 7 years for machinery and equipment.

We are in the process of obtaining an appraisal of identifiable intangible assets from a certified appraiser for recognition apart from goodwill recorded as a part of the ACC Acquisition; thus, the allocation of the purchase price is subject to adjustment. Identifiable intangible assets of significance that may be identified are supplier-related intangible assets. We have initially estimated $3,783 as identifiable intangible assets for acquired supplier lists which could change based on the appraisal. Once the appraisal has been obtained for such intangible assets, any additional intangibles will be reclassified apart from goodwill and amortized over their estimated useful lives from seven to ten years. If additional intangibles are specifically identified, our amortization expenses would increase in the above twelve month pro-forma statement of income by $50 to $70 per every $500 of specifically identified intangibles.

(c)	-	In connection with the acquisition, we issued a term note payable totaling $17,150, a total of $8,151 drawn down from our existing credit facility and a $3,860 note due to the seller. The term note will be due and payable upon maturity six years from the date of issue and will bear variable interest at (a) (i) the greater of 7.5% per annum and the “Reference Rate” (a rate determined by reference to the prime rate) plus (ii) 3.5% or (b) at the Company’s election, the current LIBOR rate plus 6.5%. (assumed rate of 11.0% for the year ended December 31, 2007). Adjustment to record estimated interest expense related to the term note debt instrument described above ($1,887). The interest adjustment related to interest charged on the existing credit facility ($603). Interest expense related to the note payable due the seller at a fixed rate of 7.0% ($270). As noted above, the $17,150 of debt for the term note and $8,151 drawn down from our existing revolving line of credit include variable rates. If the prime rate were to increase to 7.38%, we would have no additional interest expense related to the term loan and $19 of additional interest expense for our existing revolving line of credit for the year ended December 31, 2007. Each additional 0.13% increase in the prime lending rate above 8.5% would result in an addition $33 of interest expense for the year ended December 31, 2007.

(d)	-	To adjust rent expense originally recorded by ACC ($347) to agreed upon rent.

(e)	-	To record estimated income tax effect ($2,195) on earnings of ACC and adjustments above based on expected marginal tax rates of 37%. Income tax effect for ACC is income from continuing operations before taxes of $9,351 and pro-forma income tax expense of $3,460. Income tax effect for the pro-forma adjustments column is loss from continuing operations of ($3,417) and pro-forma income tax benefit of ($1,265).

(f)	-	To record amortization expense of $378 on $3,783 of acquired supplier lists over a 10 year life.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of December 31, 2007
($ in thousands)
(Unaudited)

	Metalico,
	Inc. and		Pro Forma		Pro Forma
	subsidiaries	ACC	Adjustments		Consolidated
Cash and cash equivalents	$3,309	$1,780	$(1,780	)(a)	$3,309
Trade receivables	41,668	2,718	—		44,386
Inventories	49,548	5,306	—		54,854
Other Current Assets	8,766	4,552	—		13,318

Total Current Assets	103,291	14,356	(1,780)		115,867

Property & Equipment, net	44,708	1,579	(797	)(a)	45,490

Goodwill, Other assets & Intangibles	121,571	—	18,951	(a)	140,522

Total Assets	$269,570	$15,935	$16,374		$301,879

Short-term debt	$5,887	$3,591	$(1,961	)(c)	$7,517
Current maturities of long-term debt	5,497	3,022	(1,092	)(a)(d)	7,427
Accounts payable and accrued expense	19,197	67	—		19,264

Other Current liabilities	10,890	20	—		10,910

Total Current liabilities	41,471	6,700	(3,053)		45,118

Long-term debt	83,719	478	24,184	(a)(b)(c)(d)	108,381
Total other long-term liabilities	12,590	—	—		12,590

Total liabilities	137,780	7,178	21,131		166,089

Redeemable Common Stock	—	—	4,000	(e)	4,000

Minority interest	7,773	—	—		7,773

Common Stock	32	—	—	(a)	32
Additional paid in capital	98,188	—	—	(e)	98,188
Retained earnings	26,133	8,757	(8,757	)(a)	26,133
Accumulated other comprehensive income	(336)	—			(336)

	124,017	8,757	(8,757)		124,017

Total liabilities & stockholders equity	$269,570	$15,935	$16,374		$301,879

(a)	-	To account for the ACC Acquisition, the financing entered into and the elimination of applicable amounts in consolidation and adjustments to assets to properly reflect assets purchased and liabilities to be assumed ($12,489 of working capital and $782 of property & equipment). We are in the process of obtaining an appraisal of identifiable intangible assets from a certified appraiser for recognition apart from goodwill recorded as a part of the pending acquisition; thus, the allocation of the purchase price is subject to adjustment. Identifiable intangible assets of significance that are most likely to be adjusted are supplier-related intangible assets which include supplier lists. If the appraisal above leads us to conclude that an adjustment should be made to our preliminary estimates of the value of such intangible assets, they will be reclassified apart from goodwill and amortized over their estimated useful life of ten years.

Our allocation of the ACC Acquisition to the net assets we will acquire in the pro forma balance sheet, based on our preliminary estimates is as follows:

Assets:
Cash	$6
Accounts receivable	4,120
Inventory	3,715
Other Current Assets	5,793
Property & Equipment, net	782
Supplier lists	3,783
Goodwill	15,134
Liabilities Assumed:
Accounts payable and accrued expense	(172)

Net Assets	$33,161

The purchase price is allocated as follows:

Purchase price – business assets & operations	$27,645
Payment for excess working capital	5,516
Total working capital purchased	(13,462)
Property & Equipment, net	(782)
Supplier lists	(3,783)

Goodwill	$15,134

(b)	-	In connection with the ACC Acquisition, we issued a term note payable for $17,150 . The note will be due and payable upon maturity six years from the date of issue and will bear variable interest at the prime lending rate (but not less than 7.5%) plus a margin of 3.5% (assumed average rate of 11.0% for the year ended December 31, 2007). We also incurred closing fees related to the term note of $34 related to the amendment of the existing revolving credit facility and will amortize these costs over the respective lives of the note and revolving credit agreement.

(c)	-	A total of $8,151 of the purchase price was paid from proceeds of the Company’s amended revolving credit facility and is reflected in short-term debt ($1,630) and long-term debt ($6,521).

(d)	-	In connection with the acquisition , the Company issued a note payable to the seller in the amount of $3,860 payable over a two year period and is reflected in current maturities of long-term debt ($1,930) and long-term debt ($1,930).

(e)	-	In connection with the acquisition the Company issued 500,000 shares of common stock to the seller with a put option of $8.00 per share redeemable at the option of the seller in annual allotments over a two year period from the acquisition date.
A summary of the pro-forma adjustment to goodwill, other assets & intangibles is as follows:

Goodwill	$15,134
Supplier lists	3,783
Debt issuance costs	34

Pro-forma adjustment to goodwill, other assets & intangibles	$18,951